License No. 104066319

Business License

(Duplicate) (1-1)

Unified Social Credit Identifier: 91110108397469940E

Enterprise Name: Beijing Anytrust Science & Technology Co. Ltd.

Type of Enterprise: Limited Liability Company (Solely-funded by one juridical person)

Address: No. 1501, 15th Floor, Kun Xun Building, No. 9 Zhichun Road, Haidian District, Beijing, China

Legal Representative: Yang Zhiqiang

Registered Capital: RMB 7,500,000 yuan

Date of Establishment: June 9th, 2014

Validity Term: From June 9th 2014 to June 8th, 2034

Scope of operation: Technical development, technical advisory, technology transfer, technology promotion, technical services; sales of computers, software and ancillary equipment; computer system services; data processing; basic software services; application software services; software development. (Enterprises shall choose the operation activities according to relative laws. Business requiring government approval can only be carried out when such approval from relevant department is obtained, and shall not be engaged in the activities which are prohibited and restricted by relative industrial policy.)

Register Institution: Haidian Branch of Beijing Administration for Industry and Commerce (seal)

November 8th, 2017